Exhibit 99.1

Deer Consumer Products, Inc. Received NASDAQ Notification Letter
Regarding Additional Delisting Determination and Appointed its New Independent Director

SHENZHEN, China, October 16, 2012 /PRNewswire/ -- Deer Consumer Products, Inc. (NASDAQ: DEER) ("Deer" or the "Company"), a leading provider of “DEER” branded consumer products, announced today that on October 10, 2012, the Company received a letter dated October 10, 2012 from the NASDAQ Listing Qualifications Staff (“NASDAQ Staff”). In addition, on October 12, 2012, the board of directors of the Company appointed Mr. Hardy Zhang as a director of the Company, as Chairman of the Board’s Audit Committee being the Audit Committee Financial Expert, and as a member of each of the Board’s Compensation and Nominating and Corporate Governance Committees.

Receipt of NASDAQ Notification Letter

As previously disclosed, on October 1, 2012, Arnold F. Staloff resigned as a member of the Board of Directors of the Company, as Chairman of the Board’s Audit Committee, and as a member of the Board’s Compensation and Nominating and Corporate Governance Committees.  In the NASDAQ letter dated October 10, 2012, NASDAQ Staff informed the Company that due to the resignation of Mr. Staloff, the Company no longer complies with NASDAQ’s independent director and audit committee requirements under NASDAQ Listing Rule 5605.  In addition, NASDAQ Staff stated in the letter that given its delisting determination made on October 2, 2012, and the related public interest concerns cited, NASDAQ Staff has determined to apply more stringent criteria under NASDAQ Listing Rule 5101 and deny the Company the cure periods.  Accordingly, Mr. Staloff’s resignation serves as an additional basis for delisting the Company’s securities from The Nasdaq Stock Market.

Appointment of New Independent Director

On October 12, 2012, the Board of Directors of the Company appointed Mr. Hardy Zhang as a director of the Company, Chairman of the Board’s Audit Committee being the Audit Committee Financial Expert, and a member of each of the Board’s Compensation and Nominating and Corporate Governance Committees. Mr. Zhang is currently the chief financial officer and director of Hero Faith International Enterprise Limited, a Hong Kong based financial advisory firm. Prior to his joining Hero Faith International Enterprise Limited in December 2010, Mr. Zhang was a financial consultant to various private companies from January 2010 to December 2010, before which served as an audit manager at Da Hua Certified Public Accountants, a member firm of BDO International, from July 2005 to January 2010. Mr. Zhang received a master degree of finance from Macquarie University, Australia and is a Certified Practising Accountant of Australia.

Following the appointment of Mr. Zhang, the Company’s Board of Directors consists of three independent directors and two non-independent directors, and the Audit Committee is comprised of three members.

About Deer Consumer Products, Inc.

Deer Consumer Products, Inc. is a NASDAQ Global Select Market listed U.S. company with its primary operations in China. With a 17-year operating history and operated by Deer’s founders and supported by more than 100 patents, trademarks and copyrights, Deer is a leading provider of “DEER” branded consumer products. Deer’s product lines include series of small household and kitchen appliances as well as personal care products designed to make modern lifestyles easier and healthier.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company’s expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Deer’s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Deer’s filings with the Securities and Exchange Commission.